EXHIBIT 99.1

ePlus Reports Second Quarter and First Half Financial Results Fiscal Year 2025

Second Quarter Gross Profit And Gross Margin Improved Year Over Year
Second Quarter Fiscal Year 2025

•	Net sales decreased 12.3% to $515.2 million; technology business net sales decreased 13.8% to $493.3 million; service revenues increased 46.0% to $103.7 million.
•	Technology business gross billings decreased 5.6% to $808.2 million.
•	Consolidated gross profit increased 2.5% to $148.0 million.
•	Consolidated gross margin was 28.7%, compared with 24.6% last year.
•	Net earnings decreased 4.1% to $31.3 million.
•	Adjusted EBITDA decreased 2.7% to $52.1 million.
•	Diluted earnings per share decreased 4.1% to $1.17. Non-GAAP diluted earnings per share decreased 2.9% to $1.36.

First Half Fiscal Year 2025

•	Net sales decreased 8.8% to $1,059.7 million; technology business net sales decreased 9.6% to $1,028.8 million; service revenues increased 31.3% to $181.9 million.
•	Technology business gross billings decreased 3.3% to $1,641.9 million.
•	Consolidated gross profit decreased 1.5% to $282.5 million.
•	Consolidated gross margin increased to 26.7%, compared with 24.7% last year.
•	Net earnings decreased 11.8% to $58.6 million.
•	Adjusted EBITDA decreased 11.3% to $95.3 million.
•	Diluted earnings per share decreased 12.0% to $2.19. Non-GAAP diluted earnings per share decreased 11.0% to $2.50.

HERNDON, VA – November 12, 2024 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and six months ended September 30, 2024, the second quarter of its 2025 fiscal year.

Management Comment

“Our results in the second quarter reflect the ongoing evolution of the industry towards ratable and subscription revenue models and slower product sales, partially offset by the continued strength of our services-led approach,” said Mark Marron, president and CEO of ePlus.  “Notably, we experienced a year on year increase in gross profit and gross margin on lower gross billings and net sales, driven by higher margin services revenues, which increased 46%, and strong financing revenues.

“During the quarter, we acquired Bailiwick Services, LLC, which will help us drive core to edge computing solutions for our enterprise customers. In addition, we continue to see a shift towards services and more software and subscription-based sales as a percentage of the whole, and these are often recognized ratably or on a net basis creating a net sales headwind. On the product front, artificial intelligence (AI) continues to progress, and our customers are exploring advantages to integrate AI into various aspects of their businesses.”

Mr. Marron continued, “We ended the quarter with a solid balance sheet. Our healthy cash position enabled us to fund the acquisition of Bailiwick in the quarter, with ample additional liquidity to support our capital allocation priorities as we work to deliver increased shareholder value.”

Second Quarter Fiscal Year 2025 Results

For the second quarter ended September 30, 2024, as compared to the second quarter ended September 30, 2023:

Consolidated net sales decreased 12.3% to $515.2 million, from $587.6 million.

Technology business net sales decreased 13.8% to $493.3 million, from $571.9 million as lower product sales were offset by higher service revenues. Technology business gross billings decreased 5.6% to $808.2 million from $856.5 million.

Product sales declined 22.2% to $389.6 million, from $500.9 million, due to lower demand combined with a shift in mix.  Product margin was 22.9%, up from 20.9% last year due to a higher proportion of third-party maintenance, software subscriptions and services sold in the current quarter, which are recorded on a net basis.

Professional service revenues increased 61.7% from last year to $61.9 million, from $ 38.3 million, due in part to the acquisition of Bailiwick Services, LLC. Gross margins remained consistent at 41.3%.

Managed service revenues increased 27.6% to $41.8 million due to ongoing growth in these offerings, including Enhanced Maintenance Support and Cloud services. Gross profit from managed services increased 21.0% from last year due to the increase in revenues. Managed service margins declined to 29.5% from 31.1%.

Financing business segment net sales increased 39.7% to $21.9 million, from $15.7 million, primarily due to increases in transactional gains. Gross profit in the financing business segment increased $7.1 million, from $13.6 million last year to $20.7 million this year, due to the increase in net sales.

Consolidated gross profit increased 2.5% to $148.0 million, from $144.4 million. Consolidated gross margin was 28.7%, compared with last year’s gross margin of 24.6%.

Consolidated operating expenses were $105.3 million, up 5.8% from $99.5 million last year, primarily due to increases in salaries and benefits from additional headcount, as well as increases in acquisition-related expenses of $1.0 million. Our headcount at the end of the quarter was 2,323, up 446 from a year ago.  The acquisition of Bailiwick Services LLC on August 19, 2024 added 441 employees, and Peak Resources on January 27, 2024 added 24 employees. Of the 446 additional employees, 328 were customer facing employees.

Consolidated operating income decreased 4.8% to $42.7 million and earnings before tax decreased 3.7% to $43.3 million.  Other income was $0.6 million compared to $0.1 million last year, as higher interest income of $2.4 million was offset by foreign exchange losses of $1.8 million.

Our effective tax rate for the current quarter was 27.7%, slightly higher than the prior year quarter of 27.4%.

Net earnings decreased 4.1% to $31.3 million.

Adjusted EBITDA in the technology business declined 17.3% and increased 68.9% in the financing business segment, and when combined, resulted in consolidated adjusted EBITDA decreasing 2.7% to $52.1 million.

Diluted earnings per common share was $1.17 for the second quarter ended September 30, 2024, compared with $1.22 in the prior year quarter. Non-GAAP diluted earnings per common share was $1.36 for the second quarter ended September 30, 2024, compared with $1.40 last year.

First Half Fiscal Year 2025 Results

For the six months ended September 30, 2024, as compared to the six months ended September 30, 2023:

Consolidated net sales decreased 8.8% to $1,059.7 million, from $1,161.8 million.

Technology business net sales decreased 9.6% to $1,028.8 million, from $1,137.6 million due to lower product sales, offset by higher service revenues. Technology business gross billings decreased 3.3% to $1,641.9 million from $1,698.5 million.

Product sales decreased 15.2% to $846.9 million, from $999.1 million, due to declines in customer demand, as well as a shift in product mix.  Gross profit from sales of product decreased 13.1% to $187.9 million due to lower sales combined with a shift in mix towards third-party maintenance and services, which are recorded on a net basis.

Professional service revenues increased 34.3% due in part to the acquisition of Bailiwick Services, LLC. Gross margins increased slightly to 41.4%, from 41.3% for the same period in the prior year.

Managed service revenues increased 27.8% to $82.7 million, from $64.7 million, due to ongoing growth in these offerings, including Enhanced Maintenance Support, Cloud and Service Desk services. Gross profit from managed services increased 25.9% to $25.2 million, from $20.0 million, due to the increase in revenues. Gross margins declined slightly to 30.4% from 30.9% last year.

Financing business segment net sales increased 28.0% to $30.9 million, from $24.2 million, due to higher transactional gains and portfolio earnings offset by lower post-contract earnings. Gross profit in the financing business segment increased $8.4 million primarily due to the increase in sales.

Consolidated gross profit decreased to $282.5 million from $286.6 million. Consolidated gross margin was 26.7%, compared with last year’s gross margin of 24.7%, due to higher product margins.

Operating expenses were $204.3 million, up 4.5% from $195.4 million last year, primarily due to increases in salaries and benefits as a result of increases in personnel and acquisition related amortization and expenses from the acquisition of Bailiwick Services LLC and Peak Resources.

Consolidated operating income decreased 14.3% to $78.2 million. Earnings before tax decreased 11.7% to $80.8 million. Other income was $2.7 million compared to $0.3 million last year, as higher interest income of $4.9 million was offset by foreign exchange losses of $2.3 million.

Our effective tax rate for the current year period was 27.4%, slightly higher than last year’s 27.3%.

Net earnings decreased 11.8% to $58.6 million.

Adjusted EBITDA decreased 11.3% to $95.3 million.

Diluted earnings per common share was $2.19 for the six months ended September 30, 2024, compared with $2.49 in the prior year. Non-GAAP diluted earnings per common share was $2.50 for the six months ended September 30, 2024, compared with $2.81 last year.

Balance Sheet Highlights

As of September 30, 2024, cash and cash equivalents decreased to $187.5 million from $253.0 million as of March 31, 2024, due to the acquisition of Bailiwick Services, LLC, repurchases of our common stock, and working capital needs. Inventory decreased 32.8% to $93.9 million as of September 30, 2024, compared with $139.7 million as of March 31, 2024.   Total stockholders’ equity as of September 30, 2024 was $947.0 million, compared with $901.8 million as of March 31, 2024. Total shares outstanding were 26.8 million as of September 30, 2024, and 27.0 million as of March 31, 2024.

Fiscal Year Guidance

Fiscal year 2025 net sales are now expected to be similar to fiscal year 2024. The adjusted EBITDA range is now expected to be $195 million to $205 million. ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition-related expenses. These items are uncertain, depend on various factors, and could be material to the ePlus’ results computed in accordance with GAAP.  Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full year 2025 forecast.

Summary and Outlook

“While we’ve seen some softening in enterprise demand due to prior absorption of purchases and global economic uncertainty, our outlook continues to reflect our prioritized investments in key high-growth categories such as AI, security and related software and services to drive long-term sustainable growth.  Our customer relationships are strong and their feedback for our AI Ignite offering reinforces our view that clients are at the early stage of adoption for these solutions. We are well positioned to serve this emerging demand, and over the longer term, our strong balance sheet supports our ability to build on the success that we have achieved over the past several years,” concluded Mr. Marron.

Recent Corporate Developments/Recognitions

In the second quarter of its 2025 fiscal year, ePlus:
o	Achieved renewal of the Cisco Environmental Sustainability Specialization.
o	Acquired Bailiwick Services, LLC.
o	Announced Storage-as-a-Service Leveraging NetApp.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on November 12, 2024:

Date:	November 12, 2024
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay)	https://events.q4inc.com/attendee/569325154

Live Call:	(888) 596-4144 (toll-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	5394845# (live call and replay)

A replay of the call will be available approximately two hours after the call through November 13, 2024. A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking, and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and more than 2,300 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, X, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be "forward-looking statements," including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, exposure to fluctuation in foreign currency rates, interest rates, and inflation, including as a result of national and international political instability fostering uncertainty and volatility in the global economy, which may cause increases in our costs and wages and our ability to increase prices to our customers, negative impacts to the arrangements that have pricing commitments over the term of an agreement and/or the loss of key lenders or constricting credit markets as a result of changing interest rates, which may result in adverse changes in our results of operations and financial position; significant adverse changes in, reductions in, or loss of one or more of our larger volume customers or vendors; reliance on third-parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; our ability to remain secure during a cybersecurity attack or other information technology (“IT”) outage, including disruptions in our, our vendors or other third party’s IT systems and data and audio communication networks; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and regulatory laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary; ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; the possibility of a reduction of vendor incentives provided to us; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel, and vendor certifications; risks relating to use or capabilities of artificial intelligence (“AI”) including social and ethical risks; our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or delay completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; our inability to identify acquisition candidates, perform sufficient due diligence prior to completing an acquisition, successfully integrate a completed acquisition, or identify an opportunity for or successfully complete a business disposition, may affect our earnings; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or our floor plan facility, obtain debt for our financing transactions, or the effect of those changes on our common stock price; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2024	March 31, 2024
ASSETS

Current assets:
Cash and cash equivalents	$187,528	$253,021
Accounts receivable—trade, net	587,998	644,616
Accounts receivable—other, net	76,102	46,884
Inventories	93,857	139,690
Financing receivables—net, current	136,357	102,600
Deferred costs	61,874	59,449
Other current assets	58,663	27,269
Total current assets	1,202,379	1,273,529

Financing receivables and operating leases—net	90,561	79,435
Deferred tax asset	5,633	5,620
Property, equipment and other assets	104,081	89,289
Goodwill	203,233	161,503
Other intangible assets—net	94,167	44,093
TOTAL ASSETS	$1,700,054	$1,653,469

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$281,927	$315,676
Accounts payable—floor plan	115,660	105,104
Salaries and commissions payable	45,163	43,696
Deferred revenue	143,334	134,596
Non-recourse notes payable—current	28,970	23,288
Other current liabilities	34,868	34,630
Total current liabilities	649,922	656,990

Non-recourse notes payable—long-term	9,723	12,901
Other liabilities	93,412	81,799
TOTAL LIABILITIES	753,057	751,690

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,798 outstanding at September 30, 2024 and 26,952 outstanding at March 31, 2024	276	274
Additional paid-in capital	187,330	180,058
Treasury stock, at cost, 750 shares at September 30, 2024 and 447 shares at March 31, 2024	(47,461)	(23,811)
Retained earnings	801,627	742,978
Accumulated other comprehensive income—foreign currency translation adjustment	5,225	2,280
Total Stockholders' Equity	946,997	901,779
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,700,054	$1,653,469

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023

Net sales
Product	$411,505	$516,609	$877,854	$1,023,265
Services	103,667	71,002	181,856	138,521
Total	515,172	587,611	1,059,710	1,161,786

Cost of sales
Product	301,436	398,234	661,593	787,138
Services	65,745	45,012	115,645	88,010
Total	367,181	443,246	777,238	875,148

Gross profit	147,991	144,365	282,472	286,638

Selling, general, and administrative	98,971	92,652	192,579	182,950
Depreciation and amortization	5,765	5,630	10,584	10,422
Interest and financing costs	537	1,220	1,122	2,071
Operating expenses	105,273	99,502	204,285	195,443

Operating income	42,718	44,863	78,187	91,195

Other income (expense), net	579	117	2,652	307

Earnings before taxes	43,297	44,980	80,839	91,502

Provision for income taxes	11,987	12,316	22,190	24,991

Net earnings	$31,310	$32,664	$58,649	$66,511

Net earnings per common share—basic	$1.18	$1.23	$2.20	$2.50
Net earnings per common share—diluted	$1.17	$1.22	$2.19	$2.49

Weighted average common shares outstanding—basic	26,567	26,624	26,604	26,588
Weighted average common shares outstanding—diluted	26,676	26,679	26,750	26,659

Technology Business
	Three Months Ended September 30,			Six Months Ended September 30,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Net sales
Product	$389,613	$500,937	(22.2%)	$846,925	$999,103	(15.2%)
Professional services	61,900	38,270	61.7%	99,179	73,826	34.3%
Managed services	41,767	32,732	27.6%	82,677	64,695	27.8%
Total	493,280	571,939	(13.8%)	1,028,781	1,137,624	(9.6%)

Gross profit
Product	89,359	104,749	(14.7%)	187,864	216,140	(13.1%)
Professional services	25,583	15,796	62.0%	41,038	30,520	34.5%
Managed services	12,339	10,194	21.0%	25,173	19,991	25.9%
Total	127,281	130,739	(2.6%)	254,075	266,651	(4.7%)

Selling, general, and administrative	94,050	88,593	6.2%	184,134	175,693	4.8%
Depreciation and amortization	5,765	5,602	2.9%	10,584	10,366	2.1%
Interest and financing costs	-	661	(100.0%)	-	1,211	(100.0%)
Operating expenses	99,815	94,856	5.2%	194,718	187,270	4.0%

Operating income	$27,466	$35,883	(23.5%)	$59,357	$79,381	(25.2)%
Gross billings	$808,229	$856,495	(5.6%)	$1,641,937	$1,698,465	(3.3)%
Adjusted EBITDA	$36,804	$44,496	(17.3%)	$76,305	$95,445	(20.1)%

Technology Business Gross Billings by Type
	Three Months Ended September 30,			Six Months Ended September 30,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Cloud	$195,852	$200,637	(2.4%)	$437,126	$459,561	(4.9%)
Networking	219,797	311,671	(29.5%)	501,325	588,316	(14.8%)
Security	163,565	143,340	14.1%	315,448	290,683	8.5%
Collaboration	46,717	51,770	(9.8%)	79,693	73,931	7.8%
Other	72,545	78,571	(7.7%)	117,137	148,332	(21.0%)
Product gross billings	698,476	785,989	(11.1%)	1,450,729	1,560,823	(7.1%)
Service gross billings	109,753	70,506	55.7%	191,207	137,642	38.9%
Total gross billings	$808,229	$856,495	(5.6%)	$1,641,936	$1,698,465	(3.5%)

Technology Business Net Sales by Type
	Three Months Ended September 30,			Six Months Ended September 30,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Cloud	$121,336	$135,068	(10.2%)	$258,567	$307,112	(15.8%)
Networking	186,776	268,636	(30.5%)	421,516	513,824	(18.0%)
Security	41,209	51,886	(20.6%)	89,214	97,682	(8.7%)
Collaboration	17,988	27,083	(33.6%)	38,887	40,039	(2.9%)
Other	22,304	18,264	22.1%	38,741	40,446	(4.2%)
Total product	389,613	500,937	(22.2%)	846,925	999,103	(15.2%)
Professional services	61,900	38,270	61.7%	99,179	73,826	34.3%
Managed services	41,767	32,732	27.6%	82,677	64,695	27.8%
Total net sales	$493,280	$571,939	(13.8%)	$1,028,781	$1,137,624	(9.6%)

Technology Business Net Sales by Customer End Market
	Three Months Ended September 30,			Six Months Ended September 30,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Telecom, Media, & Entertainment	$108,870	$124,306	(12.4%)	$226,423	$265,641	(14.8%)
Technology	54,988	110,948	(50.4%)	164,094	184,351	(11.0%)
SLED	97,687	94,906	2.9%	189,783	204,311	(7.1%)
Healthcare	78,235	72,022	8.6%	153,515	158,678	(3.3%)
Financial Services	34,759	69,885	(50.3%)	84,484	135,575	(37.7%)
All other	118,741	99,872	18.9%	210,482	189,068	11.3%
Total net sales	$493,280	$571,939	(13.8%)	$1,028,781	$1,137,624	(9.6%)

Financing Business Segment
	Three Months Ended September 30,			Six Months Ended September 30,
	2024	2023	Change	2024	2023	Change
	(in thousands)			(in thousands)

Portfolio earnings	$4,864	$3,339	45.7%	$9,025	$6,412	40.8%
Transactional gains	14,502	6,949	108.7%	15,795	8,228	92.0%
Post-contract earnings	2,105	5,038	(58.2%)	5,420	8,672	(37.5%)
Other	421	346	21.7%	689	850	(18.9%)
Net sales	21,892	15,672	39.7%	30,929	24,162	28.0%

Gross profit	20,710	13,626	52.0%	28,397	19,987	42.1%

Selling, general, and administrative	4,921	4,059	21.2%	8,445	7,257	16.4%
Depreciation and amortization	-	28	(100.0%)	-	56	(100.0%)
Interest and financing costs	537	559	(3.9%)	1,122	860	30.5%
Operating expenses	5,458	4,646	17.5%	9,567	8,173	17.1%

Operating income	$15,252	$8,980	69.8%	$18,830	$11,814	59.4%
Adjusted EBITDA	$15,319	$9,072	68.9%	$18,961	$12,002	58.0%

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Adjusted EBITDA for business segments, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define Adjusted EBITDA as net earnings calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition and integration expenses, provision for income taxes, and other income (expense). Adjusted EBITDA presented for the technology business segments and the financing business segment is defined as operating income calculated in accordance with US GAAP, adjusted for interest expense, share-based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing business segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses. As such, they are not included in the amounts added back to net earnings in the Adjusted EBITDA calculation.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
Consolidated

Net earnings	$31,310	$32,664	$58,649	$66,511
Provision for income taxes	11,987	12,316	22,190	24,991
Share based compensation	2,597	2,414	5,452	4,619
Acquisition related expenses	1,043	-	1,043	-
Interest and financing costs	-	661	-	1,211
Depreciation and amortization [1]	5,765	5,630	10,584	10,422
Other (income) expense, net [2]	(579)	(117)	(2,652)	(307)
Adjusted EBITDA	$52,123	$53,568	$95,266	$107,447

Technology Business Segments
Operating income	$27,466	$35,883	$59,357	$79,381
Share based compensation	2,530	2,350	5,321	4,487
Depreciation and amortization [1]	5,765	5,602	10,584	10,366
Acquisition related expenses	1,043	-	1,043	-
Interest and financing costs	-	661	-	1,211
Adjusted EBITDA	$36,804	$44,496	$76,305	$95,445

Financing Business Segment
Operating income	$15,252	$8,980	$18,830	$11,814
Share based compensation	67	64	131	132
Depreciation and amortization [1]	-	28	-	56
Adjusted EBITDA	$15,319	$9,072	$18,961	$12,002

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023
	(in thousands)
GAAP: Earnings before taxes	$43,297	$44,980	$80,839	$91,502
Share based compensation	2,597	2,414	5,452	4,619
Acquisition related expenses	1,043	-	1,043	-
Acquisition related amortization expense [3]	4,447	4,023	8,197	7,492
Other (income) expense [2]	(579)	(117)	(2,652)	(307)
Non-GAAP: Earnings before provision for income taxes	50,805	51,300	92,879	103,306

GAAP: Provision for income taxes	11,987	12,316	22,190	24,991
Share based compensation	730	665	1,529	1,272
Acquisition related expenses	293	-	293	-
Acquisition related amortization expense [3]	1,246	1,106	2,293	2,058
Other (income) expense, net [2]	(163)	(32)	(743)	(84)
Tax benefit (expense) on restricted stock	184	79	492	216
Non-GAAP: Provision for income taxes	14,277	14,134	26,054	28,453

Non-GAAP: Net earnings	$36,528	$37,166	$66,825	$74,853

	Three Months Ended September 30,		Six Months Ended September 30,
	2024	2023	2024	2023

GAAP: Net earnings per common share – diluted	$1.17	$1.22	$2.19	$2.49

Share based compensation	0.07	0.07	0.15	0.13
Acquisition related expenses	0.03	-	0.03	-
Acquisition related amortization expense [3]	0.12	0.11	0.22	0.20
Other (income) expense, net [2]	(0.02)	-	(0.07)	-
Tax benefit (expense) on restricted stock	(0.01)	-	(0.02)	(0.01)
Total non-GAAP adjustments – net of tax	0.19	0.18	0.31	0.32

Non-GAAP: Net earnings per common share – diluted	$1.36	$1.40	$2.50	$2.81

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.